 Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is made and entered into as of this 5th day of February, 2013, by and between EMERSON ELECTRIC CO., a Missouri corporation ("Emerson"), and WALTER J. GALVIN ("Consultant"). For purposes of this Agreement, the term "Emerson Entities" means, collectively, Emerson and its business and operating units and its direct and indirect subsidiaries and affiliates, as the same may exist now or in the future, including those corporations or other legal entities in which Emerson has a direct or indirect ownership or investment interest of 20% or more.

W I T N E S S E T H;

WHEREAS, Emerson desires to retain the services of Consultant, and Consultant desires to render such services, all upon the terms set forth herein;

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, Emerson and Consultant agree to the following:

1.           Consulting Term. Consultant is hereby retained by Emerson as Consultant and independent contractor to provide consulting services for a period commencing February 5, 2013 and ending January 31, 2014 (the “Initial Term”), unless this Agreement is (a) sooner terminated by Emerson in accordance with Section 5 hereof or (b) extended by mutual agreement. For purposes of this Agreement, "Term" shall mean the period during which Consultant provides consulting services to Emerson or the other Emerson Entities under this Agreement.

2.           Consulting Services. During the Term, Consultant shall perform such consulting and advisory services, consisting primarily of assisting with projects relating to Emerson’s governmental affairs and leadership programs on an as-needed basis, as requested by Emerson. To the extent that Consultant’s services hereunder relating to Emerson’s governmental affairs result in disclosure, registration and/or compliance obligations on Consultant’s part, Consultant and Emerson will take the appropriate steps to ensure that such obligations are fulfilled. If the

Term of this Agreement is extended beyond the Initial Term, Emerson and Consultant shall determine the scope of the consulting services to be provided by mutual agreement. Consultant shall be entitled to set his work schedule and the place where the services will be performed, subject to completing the services in a timely manner. Consultant shall not hold himself out as an employee of Emerson. Consultant’s role shall be limited to providing the services as outlined herein, and Consultant shall have no authority to contract with or engage third parties on behalf of Emerson, or to otherwise bind Emerson in any way.

3.           Consulting Fee. In consideration for the consulting services and subject to the due performance thereof, Emerson will pay or cause to be paid to Consultant during the Term compensation at the rate of Forty-One Thousand Six Hundred Sixty-Seven Dollars ($41,667.00) per month on the 15th day of each month of the Term. Consultant shall be entitled to the full monthly amount for the month of February, 2013.

4.           Expenses. Consultant shall generally be responsible for his own expenses, but may be entitled to be reimbursed by Emerson for those reasonable and necessary business expenses incurred in connection with, and directly and integrally related to, the performance of the services hereunder. As a condition to any reimbursement, Consultant shall submit verification of the nature and amount of such expenses in accordance with Emerson’s expense reimbursement policies. Consultant, at his expense, shall be responsible for obtaining workers’ compensation insurance, and any other insurance, as may be required by law or considered necessary or desirable by Consultant for the conduct of his business affairs.

5.           Termination. This Agreement and the engagement of Consultant by Emerson hereunder shall only be terminated (i) by expiration of the Term, (ii) by mutual agreement of the parties, or (iii) by Emerson, effective immediately upon written notice to Consultant if Consultant:

(a)	commits any breach of the terms or conditions hereof or of any other agreements or obligations that Consultant has with Emerson or any of the Emerson Entities;

(b)	fails to perform his duties and obligations as specified herein;

(c)	commits acts constituting willful fraud or dishonesty; or

(d)
commits fraud or dishonesty against any of the Emerson Entities or willful conduct involving a third party which may, in Emerson's sole discretion, impair the reputation of, or harm, any of the Emerson Entities, or any directors, officers, employees or agents of any of the foregoing.

Consultant shall not be entitled to any payments after termination of this Agreement, other than reimbursement of expenses incurred prior to the effective date of termination that are reimbursable pursuant to Section 4 hereof.

6.           Assignment. In the event that Emerson, or any corporation or other entity resulting from any merger or consolidation referred to in this paragraph, merges or consolidates into or with any other entity or entities, or in the event that substantially all of the assets of Emerson are sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity resulting from such merger or consolidation or to which such assets are sold or transferred. This Agreement shall not be assignable by Emerson or by any entity resulting from any such merger or consolidation or to which such assets are sold or transferred, except (i) to the continuing entity in, or the entity resulting from and as an incident of, any such merger or consolidation, or (ii) to the entity to which such assets are sold or transferred, and as an incident of such sale or transfer. Neither this Agreement nor any rights hereunder shall be assignable by Consultant.

7.           Non-Competition and Non-Solicitation Agreement.

(a)
Consultant agrees that, for the duration of this Agreement and for a period of two years thereafter (the “Non-Competition Period”), Consultant shall not without Emerson’s prior written consent, directly or indirectly, own, manage, operate, assist, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit company, organization or business anywhere in the world, that, directly or indirectly, competes with the businesses of any of the Emerson Entities as such businesses shall exist immediately prior to the date hereof or as contemplated on the date hereof to be developed by the any of the Emerson Entities during the Non-competition Period.  In addition, during the Non-competition Period, Consultant shall not have an equity interest in any such Person other than as a 5% or less shareholder of a public corporation.

(b)
During the Non-competition Period, Consultant shall not (i) solicit, raid, entice, induce or contact, or attempt to solicit, raid, entice, induce or contact, any Person that is a customer of any of the Emerson Entities to become a customer of any other Person for products or services the same as, or competitive with, those products and services sold, rented, leased, rendered or otherwise made available to customers by any of the Emerson Entities as of the date hereof, as well as products and services in any stage of development by any of the Emerson Entities as of the date hereof (although not yet commercialized or not generally available), or approach any such Person for such purpose or authorize the taking of such actions by any other Person or assist or participate with any such Person in taking such action, or (ii) solicit, raid, entice, induce or contact, or attempt to solicit, raid, entice, induce or contact, any Person that currently is or at any time during the Non-competition Period shall be (or, in the case of termination is at the time of termination), an employee, agent or consultant of any of the Emerson Entities to leave such Emerson Entity or do anything from which the Emerson Entity or Consultant is restricted by reason of this Section 7(b), and Consultant shall not approach any such employee, agent or consultant for such purpose or authorize or participate with the taking of such actions by any other Person or assist or participate with any such Person in taking such action.

(c)
For purposes of this Agreement, “Person” means and shall include a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof) and shall be construed broadly.

8.           Confidential Information. Consultant will not for the Term of this Agreement or at any time thereafter directly or indirectly use for himself or use for or disclose to any third party any Confidential Information of the Emerson Entities without Emerson's prior written consent. This provision shall be in addition to and not in lieu of any other like provisions or similar obligations of Consultant. As used herein, "Confidential Information" means all technical and business information relating to any of the Emerson Entities that is of a confidential, trade secret, and/or proprietary character, including without limitation information relating to:

(a)	the business or products of any of the Emerson Entities;

(b)
the costs, uses, or applications of, or the customers or suppliers (and information concerning transactions and prospective transactions therewith) for, products made, assembled, produced, or sold by any of the Emerson Entities;

(c)
any apparatus, method, system, or manufacturing or other process at any time used, developed, or investigated by or for any of the Emerson Entities, whether or not invented, developed, acquired, discovered, or investigated by Consultant;

(d)
financial information relating to any of the Emerson Entities, including past and projected future financial information and information relating to the profitability and profit margins of any of the Emerson Entities or their products or product lines; and

(e)
information relating to any of the Emerson Entities concerning business plans or strategies, operational methods, employees, research and development activities, product development techniques or plans and business acquisition plans or programs.

Upon expiration or termination of this Agreement, or at any other time upon the request of Emerson, Consultant shall promptly deliver to Emerson all Confidential Information in any form, whether written, electronic or otherwise, including without limitation all Confidential Information contained or embodied in or represented by, memoranda, notes, records, plats, sketches, plans, data, reports, or other documents or electronic media made or compiled by, delivered to, or otherwise acquired by Consultant.

9.           Relationship of Parties. Consultant is an independent contractor and is not an employee or agent of Emerson or any of the other Emerson Entities. Consultant is not covered by or entitled to any benefits from Emerson or any of the other Emerson Entities (e.g. health, dental, medical, disability, or life insurance; pension, retirement, profit sharing, savings, incentive, or bonus plans; vacation days or vacation or severance pay) by virtue of this Agreement; provided, however, that the foregoing shall not limit the rights and benefits to which Consultant is entitled pursuant to any other written agreements with Emerson or other Emerson benefit plans. Consultant shall devote sufficient business time and efforts to the performance of services for Emerson hereunder necessary to complete such services within the timeframes for completion established by Emerson. Consultant shall use his best efforts in such endeavors. Consultant shall perform the services with a level of care, skill and diligence that a prudent professional acting in a like capacity and familiar with such matters would use. Consultant shall determine the manner, means and details by which Consultant provides consulting services hereunder, and except as provided in Section 7, Consultant shall have the right to provide consulting or other services to persons other than Emerson.

10.           Non-Waiver of Rights. The failure to enforce any provision of this Agreement or to require performance by the other party of any provision hereof shall not be construed as a waiver of such provision or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

11.           Invalidity of Provisions. If any provision of this Agreement is unenforceable under applicable law, it shall not affect the validity or enforceability of the remaining provisions. To the extent that any provision of this Agreement is unenforceable as stated, such provision shall not be void but rather shall be modified to the extent required by applicable law to permit such provision to be enforced to the maximum extent permitted by applicable law.

12.           Equitable Remedy. Both Emerson and Consultant acknowledge that damages at law will not be adequate to compensate Emerson for a breach or threatened or anticipatory breach of this Agreement by Consultant. Both parties agree and stipulate that Emerson, in addition to the legal remedies available, shall be entitled to any and all equitable remedies, including without limitation injunctive relief, to prevent a breach or threatened or anticipatory breach by Consultant of any provision of this Agreement.

13.           Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard to conflict of law principles. It is conclusively deemed that this Agreement was entered into in the State of Missouri.

14.           Submission to Jurisdiction. Emerson and Consultant hereby agree that any legal action or proceeding with respect to this Agreement shall be brought and determined in the federal or state courts located in the State of Missouri, and Emerson and Consultant hereby submit with regard to any such action or proceeding to the exclusive jurisdiction of such courts.

15.           Amendments. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the parties.

16.           Notices. Any notice to be given by either party shall be in writing and shall be deemed to have been duly given if delivered or mailed, by certified or registered mail, postage prepaid, as follows:

To Emerson:
Emerson Electric Co.
8000 West Florissant Avenue
P. O. Box 4100
St. Louis, Missouri 63136
Attention: Executive Vice President & General Counsel
To Consultant:
Walter J. Galvin
[At address on file]

or to such other address as may have been furnished to the other party by written notice in accordance herewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

EMERSON ELECTRIC CO.

BY:	/s/ David N. Farr
Chairman and Chief Executive Officer

CONSULTANT

/s/ Walter J. Galvin
Walter J. Galvin

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